EXHIBIT 10.7
PROFESSIONAL SERVICES AGREEMENT
     THIS PROFESSIONAL SERVICES AGREEMENT (this “Agreement”) is made as of May 4, 2005, between GTCR Golder Rauner II, L.L.C., a Delaware limited liability company (“GTCR”), and Capella Healthcare. Inc., a Delaware corporation (the “Company”).
     WHEREAS, the Company is the wholly owned subsidiary of Capella Holdings, Inc., a Delaware corporation (the; “Parent”);
     WHEREAS, GTCR (together with any investment fund or special investment vehicle controlled by GTCR or GTCR Golder Rauner II, L.L.C., a Delaware limited liability company, (the “Investors”) will purchase (the “Investment”) Preferred Stock, par value $0.01 per share, of the Company and Common Stock, par value $0.01 per share, of the Company pursuant to that certain Stock Purchase Agreement of even date herewith between the Company and the Investors (the “Purchase Agreement”);
     WHEREAS, in connection with the Investment, the Company desires to receive financial and management consulting services from GTCR, and obtain the benefit of the experience of GTCR in business and financial management generally and its knowledge of the Company and the Company’s financial affairs in particular; and
     WHEREAS, GTCR is willing to provide financial and management consulting services to the Company and the compensation arrangements set torn in this Agreement are designed to compensate GTCR for such services.
     NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements hereinafter set forth and the mutual benefits to be derived herefrom, GTCR and the Company hereby agree as follows:
     1. Engagement. The Company hereby engages GTCR as a financial and management consultant and GTCR hereby agrees to provide financial and management consulting services to the Company, all on the terms and subject to the conditions set forth below.
     2. Services of GTCR. GTCR hereby agrees during the term of this engagement to consult with the board of directors of the Company (the “Board”), the boards of directors (or similar governing body) of the Company’s affiliates, including the Parent and the management of the Company and its affiliates, including the Parent, in such manner and on such business and financial matters as may be reasonably requested from time to time by the Board, including, but not limited to:
     (a) corporate strategy;
     (b) budgeting of future corporate investments;

     (c) acquisition and divestiture strategies; and
     (d) debt and equity financings.
     3. Personnel. GTCR shall provide and devote to the performance of this Agreement such partners, employees and agents of GTCR as GTCR shall deem appropriate for the furnishing of the services required thereby.
     4. Placement Fees. At the time of any debt financing for the Parent, the Company or any of their respective subsidiaries prior to a Public Offering (as defined in the Purchase Agreement), the Company shall pay to GTCR placement fee in immediately available funds in an amount to be mutually determined by GTCR and the Company, based on the extent of GTCR’s (or its affiliate’s) involvement in such financing; provided that such placement fee shall not exceed one percent (1%) of the gross amount of such debt financing (including the committed amount of any revolving credit facility).
     5. Management Fee. Commencing upon the occurrence of the EBITDA Threshold Date and continuing until the Second EBITDA Threshold Dare or until this Agreement has been terminated in accordance with its terms, the Company shall pay to GTCR an annual management fee equal to $100,000 payable in equal monthly installments beginning on the first day of the calendar month following the EBITDA Threshold Date. Commencing upon the occurrence of the Second EBITDA Threshold Date and continuing until this Agreement has been terminated in accordance with its terms, the Company shall pay GTCR an annual management fee equal to $150,000 payable in equal monthly installments beginning on the first day of the calendar month following the Second EBITDA Threshold Date. For purposes hereof, “EBITDA Threshold Date” means the last day of the first calendar month, if any, in which the Parent and its subsidiaries would together have consolidated EBITDA of at least $10 million on a pro forma basis (after giving effect to any acquisitions) over the preceding twelve full calendar months. For purposes hereof, “Second EBITDA Threshold Date” means the last day of the first calendar month, if any, in which the Parent and its subsidiaries would together have consolidated EBITDA of at least $30 million on a pro forma basis (after giving effect to any acquisitions) over the preceding twelve full calendar months. For purposes hereof, “EBITDA” means, for any period, earnings for such period before interest, taxes, depreciation and amortization for such period, determined on a consolidated basis in accordance with United States generally accepted accounting principles as in effect from time to time.
     6. Expenses. The Company shall promptly reimburse GTCR for such reasonable travel expenses, legal fees and other out-of-pocket fees and expenses as have been or may be incurred by GTCR, its directors, officers and employees in connection with the Initial Closing (as defined in the Purchase Agreement), in connection with any financing of the Parent, the Company or any of their respective subsidiaries, and in connection with the rendering of any other services hereunder (including, but not limited to fees and expenses incurred in attending Parent or Company-related meetings.)
     7 Term. This Agreement will continue from the date hereof until the investors and their affiliates cease to own at least 10% of the Investor Securities (as defined in the Purchase Agreement.) No termination of this Agreement, whether pursuant to this paragraph or otherwise, shall affect the Company’s obligations with respect to the fees, costs and expenses incurred by GTCR in rendering services hereunder and not reimbursed by the Company as of the effective date of such termination.
     8. Liability. Neither GTCR nor any of its affiliates, partners, employees or agents shall be liable to the Parent, Company or any of their respective subsidiaries or affiliates for any loss, liability, damage or expense arising our of in connection with the performance of services contemplated by this Agreement, unless such loss, liability, damage or expense shall be proven to result directly from the gross negligence or willful misconduct of GTCR.
     9. Indemnification. The Company agrees to indemnify and hold harmless GTCR, its partners, affiliates, officers, agents and employees against and from any and all loss, liability, suits, claims, costs, damages and expenses (including attorneys’ fees) arising from their performance hereunder, except as a result of their gross negligence or intentional wrongdoing.
     10. GTCR an Independent Contractor. GTCR and the Company agree that GTCR shall perform services hereunder as an independent contractor, retaining control over and responsibility for its own operations and personnel. Neither GTCR nor its directors, officers, or employees shall be considered employees or agents of the Company as a result of this Agreement nor shall any of them have authority to contract in the name of or bind the Company, except as expressly agreed to in writing by the Company.
     11. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when (i) delivered personally to the recipient, (ii) sent to the recipient by reputable express courier service (charges prepaid), (iii) mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, or (iv) telecopied to the recipient (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid that same day) if telecopied before 5:00 p.m. Chicago, Illinois time on a business day, and otherwise on the next business day. Such notices, demands and other communications shall be sent to the Investors and to the Company at the addresses indicated below (or at such other address as shall be given in writing by one party to the others):
     If to GTCR:

GTCR Golder Rauner II, L.L.C.
6100 Sears Tower
Chicago, Illinois 60606-6402
Attention: Joseph P. Nolan
Peter M. Stavros
Telephone: (312 382-2200
Facsimile: (312) 382-2201

With a copy to:

Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, Illinois 60601
Attention: Kevin R. Evanich, P.C.
Jeffrey A. Fine, Esq.
Telephone: (312) 861-2000
Facsimile: (312) 861-2200

If to the Company:

Capella Holdings, Inc.
214 Overlook Circle #250
Brentwood, TN 37027
Attention: Chief Executive Officer
Telephone: (615) 276-9221
Facsimile: (615) 221-8735

with copies to:

GTCR Golder Rauner II, L.L.C.
6100 Sears Tower
Chicago, Illinois 60606-6402
Attention: Joseph P. Nolan
Peter M. Stavros
Telephone: (312 382-2200
Facsimile: (312) 382-2201

Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, Illinois 60601
Attention: Kevin R. Evanich, P.C.
Jeffrey A. Fine, Esq.
Telephone: (312) 861-2000
Facsimile: (312) 861-2200
     12. Entire Agreement Modification. This Agreement, those documents expressly referred to herein and other documents of even date herewith (a) contain the complete and entire understanding and agreement of GTCR and the Company with respect to the subject matter hereof and (b) supersede all prior and contemporaneous understandings, conditions and agreements, oral or written, express or implied, respecting the engagement of GTCR in connection with the subject matter hereof The provisions of this Agreement may be amended, modified and/or waived only with the prior written consent of the Company and GTCR.

     13. Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of that provision or any other provision hereof.
     14. Assignment. GTCR nor the Company may assign its rights or obligations under this Agreement without the express written consent of the other, except that GTCR may assign its rights and obligations to an affiliate of GTCR (which shall include GTCR Golder Rauner, L.L.C.).
     15. Successors. This Agreement and all the obligations and benefits hereunder shall inure to the successors and permitted assigns of the parties.
     16. Counterparts. This Agreement may be executed and delivered by each party hereto in separate counterparts (including by means of facsimile), each of which when so executed and delivered shall be deemed an original and both of which taken together shall constitute one and the same agreement.
     17. Choice of Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
     18. MUTUAL WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN THE PARTIES HERETO, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT AND/OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     19. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party, by virtue of the authorship of any of the provisions of this Agreement.
     20. Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns, pronouns, and verbs shall include the plural and vice versa. The use of the word “including,” in this Agreement shall be, in each case, by way of example and without limitation. The use of the. words “or,” “either,” and “any” shall not be exclusive. Reference to any agreement, document. or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and. if applicable, hereof.
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     IN WITNESS WHEREOF, the undersigned have caused this Professional Services Agreement to be executed and delivered on the date and year first above written.

GTCR GOLDER RAUNER II, L.L.C.

By: Name:	/s/ Joseph P. Nolan Joseph P. Nolan
Its:	Principal

CAPELLA HEALTHCARE, INC.

By:	/s/ Daniel S. Slipkovich
Name:	Dan S. Slipkovich
Its:	Chief Executive Officer
SIGNATURE PAGE TO PROFESSIONAL SERVICES AGREEMENT